UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ARTIO GLOBAL INVESTORS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Important Communication Regarding Artio Global Investors
Additional Facts (2/25/13)

1.
Q:  How will the transition be made for the mutual funds over to Aberdeen given that the investment portfolios are quite different? We are particularly concerned with “opportunists” (i.e. hedge funds) trying to profit from the transition by making a comparison of the two portfolios and anticipating sells/buys.

A:  Working groups comprised of key individuals from both Artio and Aberdeen, covering all facets (trading, pricing, custody, etc.) of the mutual funds are currently working to ensure that the transition process proceeds as smoothly as possible and in a manner that will be seamless to shareholders. Working groups generally meet on a weekly basis and provide status reports to a joint steering committee overseeing the entire transition.

Regarding “opportunists” trying to profit from the transition, the Artio International Equity Fund, Artio International Equity Fund II and Artio Select Opportunities Fund only publish their top ten holdings on a monthly basis. There is a meaningful lag in the public disclosure of full portfolio holdings for all three funds. As stated in the Artio Global Funds Statement of Additional Information (SAI), complete portfolio holdings as of each of the three month-ends within the Fund’s fiscal quarter are available and posted on the Fund’s website after the three funds file their respective Form N-Q or annual or semi-annual report for that particular fiscal quarter with the SEC.

As stated in Aberdeen Funds’ SAI, each Aberdeen mutual fund posts on its internet site its securities holdings and its top ten portfolio holdings as of the end of each month.  Such portfolio holdings are available no earlier than 7 business days after the end of the previous month for equity funds and no earlier than 15 business days after the end of the previous month for fixed income funds.  The Aberdeen Funds also disclose their complete portfolio holdings information to the SEC using Form N-Q within 60 days of the end of the first and third quarter ends of the Funds’ fiscal year and on Form N-CSR on the second and fourth quarter ends of the Funds’ fiscal year.

2.	Q: When did we start looking for potential buyers? What other firms did we speak to?
A:  As covered in our investor call on February 14, 2013, certain information will be made available when we file our proxy statement with the SEC.

3.	Q: How will the operations of the two firms be integrated?
A:  A transition plan has been formulated between the two organizations and includes key individuals from both Artio and Aberdeen. Teams representing all aspects of the business (investment management, risk, legal/compliance, operations, technology, etc.) have been established and will meet on a regular basis to ensure a smooth transition. These teams will report up to a centralized project office which in turn reports up to a joint steering committee.

4.	Q: What is the transition plan for fixed income?
A:  The fixed income transition plan is addressed in the firm wide plan outlined in #4 above.

5.	Q: How can we ensure the fixed income teams will transition intact?
A:  While there can be no assurance that all personnel will transition intact, the heads of both strategies have agreed to remain after the transaction closes and both sides will strive to facilitate a smooth transition.

6.	Q: How will we address product overlap with Aberdeen, as both Aberdeen and Artio have Core +?
A:  While both firms have a Core+ offering, Artio’s strategy holds both US and non-US positions (bonds and currency) which is not currently an offering of Aberdeen’s.

7.	Q: What agreements/contracts are in place with the fixed income heads and their team members?
A:  Both Don Quigley, Head of Total Return Bond Strategy (High Grade) and Greg Hopper, Head of High Yield Strategy, have agreed to remain with Aberdeen following the closing.

8.	Q: What are the relevant details of those agreements/contracts? Are there contingencies in the agreements (assets, a specific number of team members, etc.)?
A:  The details and contingencies of all employment contracts prior to and post transaction remain confidential.

9.	Q: Will Artio’s fixed income teams remain independent considering the differences in fixed income philosophy and process?
A:  Aberdeen is looking to have Artio Global’s High Grade (Total Return Bond) and High Yield teams become a core part of their fixed-income capabilities, enhancing its depth of resources. Aberdeen recognizes the success of both Artio strategies and does not currently expect any change to the philosophy and process of either after the closing. An added benefit to the Artio teams is that they will gain access to the macro support and insight from Aberdeen’s significant global resources which include 130 dedicated fixed income investment professionals. Upon closing of the transaction, Aberdeen and Artio will evaluate the type of information that should be shared and set parameters or an investment information wall where appropriate in order to maintain investment and strategy independence.

10.	Q: Why is Richard Pell not transitioning to Aberdeen as part of the fixed income business as he was Chief Investment Officer and a seemingly integral part of the group?
A:  Richard’s involvement with the fixed income teams as well as in his role of Chief Investment Officer were both focused on global macro themes. Don Quigley (Head of the High Grade (Total Return Bond) Strategy) and Greg Hopper (Head of the High Yield

Strategy) have been ultimately responsible for portfolio construction as well as performance. Both Don and Greg are expected to continue in these roles at Aberdeen.

11.	Q: What is happening to Richard Pell and Riad Younes?
A:  Richard and Riad will leave the company after the transaction closes. They have indicated a desire to continue managing money with an entity other than Aberdeen and under the terms of their respective employment agreements they are allowed to do so with certain limitations.

12.
Q:  What is the incentive for Richard Pell and Riad Younes to continue managing the Artio international equity mutual funds through June when they know that Aberdeen is taking them over?  Are they legally bound to stay through the transition?

A:  Richard Pell, Riad Younes and their team’s incentive and motivation is the same as always – to do their best for clients who trust them with their money.  It is currently expected that Richard and Riad will manage money with an entity other than Aberdeen after the transaction closes and will carry their track record (which includes the transition period) with them. Richard and Riad are not legally bound to stay through the transition but have indicated they will remain until closing.

13.	Q: Any comment about the future status of the Artio Fund board at this time?
A:  Aberdeen does not currently expect to make changes to the composition of independent directors of the Artio Global Funds. If the board deems useful, Aberdeen has indicated they would be willing to consider having an Aberdeen representative join the board as an interested trustee.

14.	Q: Is there a plan around continuity of non-investment employees (operations, back office, sales, client service, etc.) that are essential in making the transition to Aberdeen a smooth one?
A:  It is currently expected that Artio’s non-investment employees who are essential in making the transition a smooth one will receive a severance package only if they remain through closing.

15.	Q: Can you provide more details on the transition of Artio’s International and Global Equity mutual funds.
A:  Artio’s International Equity and Global Equity teams are expected to remain at Artio until the closing date, at which time Aberdeen will assume management responsibilities for International Equity and Global Equity, subject to client consent. These Artio mutual funds will remain distinct offerings (they will not be folded into an existing Aberdeen mutual fund); however they will follow Aberdeen’s philosophy and process.

Aberdeen’s Philosophy/Process
A key tenet of Aberdeen’s international/global equity strategy is fundamental, bottom-up stock selection. Their core approach is highly research driven and based on extensive company due diligence. This is achieved through a dedicated Global Equity team of 16 professionals based in Edinburgh, Scotland who manage both international and global equity strategies. The Aberdeen Global Equity team is a stable, cohesive group of investment professionals who have worked together for 10 years.  They collaborate with and are supported by almost 90 Aberdeen equity investment professionals around the world.

These “on-the-ground” global resources visit an average of 4,500 companies per year. It is this depth of research that gives Aberdeen its competitive advantage. Neither strategy employs top-down or thematic decision making.

These extensive research efforts allow Aberdeen to follow a buy and hold strategy. They look for the best quality companies where investment managers have a high degree of conviction, regardless of domicile. Aberdeen portfolios typically have a maximum allocation of 30% to emerging markets with all investment decisions based on the same bottom-up decision process (not a macro decision).

Aberdeen tends to be long-term stakeholders in the companies they purchase and have historically had a very low portfolio turnover rate. Portfolios tend to be concentrated around 40-60 positions. The strategies are focused on absolute return and are benchmark agnostic.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, Artio Global will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Artio Global’s Website at www.artioglobal.com or by contacting Artio Global’s investor relations department by phone at 212-297-3891 or by e-mail at ir@artioglobal.com

Artio Global and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Artio Global’s shareholders with respect to the merger. Information about Artio Global’s directors and executive officers and their ownership of Artio Global’s common stock is set forth in the proxy statement for Artio Global’s 2012 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2012, Artio Global’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012, and Artio Global’s Current Reports on Form 8-K filed on May 14, 2012, October 30, 2012, December 14, 2012, January 9, 2013 and January 30, 2013. Shareholders and investors may obtain additional information regarding the interests of Artio Global and its directors and executive officers in the merger, which may be different than those of Artio Global’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

FORWARD LOOKING STATEMENTS:
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this document, the words “believe”, “anticipate”, “intend”, “estimate”, “project”, “should”, “would”, “anticipate”, “plan”, “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that may cause the actual results to be materially different from those reflected in such forward-looking statements, including but not limited to: legal or regulatory proceedings or other matters that affect the timing or ability to complete the proposed merger as contemplated or affect the satisfaction of the conditions precedent to consummation of the proposed merger; the possibility of disruption to our business from the proposed merger including increased costs and diversion of management time and resources, making it more difficult to maintain business and operational relationships, including relationships with clients; the inability to retain key personnel in advance of completion of the proposed merger; contractual risks including termination of client contracts or non-performance of vendor contracts; developments beyond the companies’ control, including but not limited to changes in domestic or global economic conditions; the risk that the proposed merger is not completed; and other financial, operational and legal risks and uncertainties detailed from time to time in Artio Global’s cautionary statements in its filings with the SEC, such as Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this document.  Artio Global does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document. For more information, see Artio Global’s filings with the SEC.